UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2010

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware	19904
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 734-6799

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On January 8, 2010, Chesapeake Utilities Corporation (“Chesapeake” or “the Company”) learned that the Hearing Examiner for the Delaware Public Service Commission (“DPSC”) filed his official report on the pricing practices of the Company’s Delaware Division relating to temporary releases of pipeline transportation capacity and whether those practices are in compliance with the terms and conditions of prior orders issued by the DPSC with respect to Chesapeake’s Delaware Division.
Chesapeake’s Delaware Division each month identifies any potential interstate pipeline capacity quantities that it believes can be temporarily released to other parties. The capacity releases are conducted in accordance with the capacity release provisions established in the interstate pipeline company’s approved Federal Energy Regulatory Commission (“FERC”) Gas Tariff. The capacity released by the Delaware Division has conformed to the FERC prescribed capacity release bidding process. The FERC procedures prescribe that the capacity release offers be posted on the interstate pipeline company’s electronic bulletin board and awarded to the highest bidder. Pursuant to a Settlement Agreement previously approved by the DPSC in 2008 and in accordance with the Commission’s Order in DPSC Docket No. 07-246F, the capacity cost savings resulting from these releases reduces the costs to ratepayers.
In 2008 and 2009, one of the Company’s subsidiaries, Peninsula Energy Services Company, Inc. (“PESCO”), has been the highest bidder for the capacity posted for release by Chesapeake’s Delaware Division. The DPSC staff and the Delaware Office of the Public Advocate claim that the capacity release rates for capacity released to PESCO and established through the FERC prescribed public release process should have been based on asymmetrical pricing standards and equal to the maximum rates paid by Chesapeake for long-term capacity (“max rates”).
In the report filed on January 8, 2010, the Hearing Examiner has recommended, among other things, that the DPSC require the Company to refund to Delaware Division’s customers the difference between what Chesapeake would have received had the capacity released to PESCO been priced at “max rates,” and the amount actually received by Chesapeake’s Delaware Division for capacity released to PESCO. The Company has estimated that, exclusive of any interest, the amount that would have to be refunded if the Hearing Examiner’s recommendation is approved without modification by the DPSC, is approximately $700,000 as of December 31, 2009.
The Hearing Examiner has also recommended that the DPSC require Chesapeake to adhere to asymmetrical pricing principles regarding all future capacity releases by the Delaware Division to PESCO, if any. Accordingly, if the Hearing Examiner’s recommendation is approved without modification by the DPSC and if in the future the Delaware Division temporarily released any capacity to PESCO below max rates, this would result in Chesapeake having to impute revenues to the Delaware Division, for ratemaking purposes, equal to the amount of capacity released to PESCO priced at the max rates that Chesapeake pays for long-term capacity.

The Company disagrees with the Hearing Examiner’s recommendations and intends to file exceptions to those recommendations. It is anticipated at this time that the hearing on the Company’s exceptions will take place before the DPSC on February 18, 2010, with a ruling by the DPSC shortly thereafter.
At this time, the Company cannot predict the outcome of the DPSC meeting on February 18, 2010. If the DPSC rules in favor of the Hearing Examiner’s recommendation, on a going forward basis, Chesapeake does not expect the recommendation to have a significant impact on future results of operations.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
CHESAPEAKE UTILITIES CORPORATION
/s/ Beth W. Cooper
Beth W. Cooper
Senior Vice President and Chief Financial Officer
January 14, 2010